Exhibit 99.1

Allegheny Technologies Announces Strong Third Quarter 2005 Results

    PITTSBURGH--(BUSINESS WIRE)--Oct. 26, 2005--Allegheny Technologies Incorporated (NYSE:ATI):


   --  Sales up 18% to $861.7 million
   --  Net income of $88.3 million, or $0.87 per share
   -- Operating profit increased to $134 million, or 15.6% of sales -- Segment operating margins as a percentage of sales:
       --  Flat-Rolled Products 7.6%
       --  High Performance Metals 27.1%
       --  Engineered Products 12.9%
   -- Cash flow from operations of $135.8 million for the quarter -- Net debt to total capitalization improved to 21.0%
   --  Cash on hand increased to $372 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the third quarter 2005 of $88.3 million, or $0.87 per share, on sales of $861.7 million.
    In the third quarter 2004, ATI reported net income of $8.6 million, or $0.09 per share, on sales of $730.6 million.
    Net income for the nine months ended September 30, 2005, was $241.0 million, or $2.40 per share, on sales of $2,645.5 million, compared to a net loss of $15.2 million, or $(0.18) per share, on sales of $1,954.9 million for the first nine months of 2004.
    "Third quarter results demonstrate both the growth potential and transformation of Allegheny Technologies," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "ATI operating profit reached $134 million, or nearly 16% of sales. In our High Performance Metals segment, sales and operating profit were again at record levels. Although our Flat-Rolled Products segment shipments were the lowest since the first quarter 2004, the segment recorded an operating profit of over $33 million and operating margins were just under 8%, which is the low end of our target range. Our Engineered Products segment had another strong quarter. Third quarter 2005 cash flow from operations was nearly $136 million bringing cash on hand to $372 million.
    "Robust demand from the commercial aerospace market drove High Performance Metals segment operating margins to 27% of sales. Growth continued as we benefited from investments made during the past several years. Productivity and throughput significantly improved at our newly upgraded Richburg, SC high performance metals long products facility.
    "Total flat-rolled shipments were low due to ongoing service center inventory adjustments for certain stainless commodity products. On the other hand, we saw strong demand for our flat-rolled high-value products from the oil and gas, electrical energy, aerospace, and chemical processing markets. Segment operating margins fell to just under 8% due to lower utilization and higher energy costs, net of benefits from natural gas hedges. We maintained our discipline to neither chase commodity tons nor build inventory, and proved that this segment can be profitable in a difficult commodity stainless market.
    "Operating profit in our Engineered Products segment was just under 13% of sales, a new all-time high.
    "During the fourth quarter 2005, demand for our High Performance Metals segment products is expected to remain robust and demand for our Engineered Products is expected to remain strong. In our Flat-Rolled Products segment, we see continued strength in demand for our high-value products. In addition, we are seeing increased orders as service centers continue to bring their inventories better in line with demand.
    "We believe our fourth quarter 2005 operating profit will be similar to third quarter 2005 performance, and we expect good cash flow from operations. We are considering making a voluntary cash contribution to our U.S. defined pension benefit plan of at least $75 million.
    "We remain confident about the prospects for ATI and continue to build a foundation for further profitable growth. So far, in 2005 we have announced strategic investments totaling almost $150 million for our titanium, nickel-based alloy, and tungsten products and expect over $300 million in annual sales growth when these investments are fully implemented in 2007.
    "In summary, we are on track to meet our strategic objectives. The growth potential and transformation of ATI were demonstrated in the third quarter 2005. ATI is setting new records for sales and operating profit this year and is generating the cash for profitable growth. This is enabling a self-funded growth strategy for 2006 and beyond with a disciplined plan and vision to build the world's best specialty metals company."


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                                             In Millions
                               ---------------------------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  ---------

Sales                           $ 861.7   $ 730.6  $2,645.5  $1,954.9

Net income (loss) excluding
 special gain                   $  88.3   $   8.6  $  241.0  $  (55.6)
Special gain, net(a)                  -         -         -  $   40.4
Net income (loss)               $  88.3   $   8.6  $  241.0  $  (15.2)

                                Per Diluted Share   Per Diluted Share

Net income (loss) excluding
 special gain                   $  0.87   $  0.09  $   2.40  $  (0.66)
Special gain, net(a)                  -         -         -  $   0.48
Net income (loss)               $  0.87   $  0.09  $   2.40  $  (0.18)

(a) Second quarter 2004 special gain, net was related to actions taken to control certain salaried retiree medical costs, net of costs associated with Allegheny Ludlum's new labor agreement and the J&L asset acquisition.


    Third Quarter 2005 Financial Highlights

    -- Sales were $861.7 million, 18% higher than the third quarter 2004. Sales increased 69% in the High Performance Metals segment and 35% in the Engineered Products segment, but declined 6% in the Flat-Rolled Products segment.

    -- Segment operating profit was $134.0 million, an increase of $80.7 million compared to the third quarter 2004, as a result of improved profitability across all three business segments. Third quarter 2005 results included a LIFO inventory valuation reserve charge of $12.1 million, due primarily to higher titanium scrap and tungsten raw material costs. The LIFO inventory valuation reserve charge was $8.5 million in the third quarter 2004. In addition, third quarter 2005 results were negatively impacted by approximately $9 million in higher energy costs, net of benefits from natural gas hedges.

    --  Net income was $88.3 million, or $0.87 per share.

    -- Cash flow from operating activities was $135.8 million in the third quarter 2005 and $195.6 million in the first nine months of 2005 as significantly higher operating results more than offset the further investment of $220.5 million in managed working capital resulting from improved market conditions.

    -- Cash on hand increased to $371.7 million at September 30, 2005.

    --  Cost reductions, before the effects of inflation, totaled
        $33.3 million company-wide in the third quarter and $100.4 million for the first nine months of 2005. Our 2005 cost reduction goal was $100 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Inventory management actions at service centers and in the supply chain resulted in reduced shipments for stainless sheet and engineered strip. Demand was strong for nickel-based alloys, specialty steels, and titanium products from the oil and gas, electrical energy, aerospace, and chemical processing markets.

    Third quarter 2005 compared to third quarter 2004

    -- Sales decreased 6% to $439.0 million primarily due to a decline in shipments partially offset by higher average base-selling prices and higher raw material surcharges. Total finished tons shipped decreased by 42,985 tons, or 25%. Shipments of commodity products decreased 30% and shipments of high-value products decreased 12%, primarily due to lower shipments of stainless engineered strip products, which offset strong shipments of nickel-based alloys, specialty steel, and titanium products. Average transaction prices, which include surcharges, were 7% higher for commodity products and 40% higher for high-value products.

    -- Segment operating income was $33.4 million, an increase of $6.7 million, primarily as a result of higher average base-selling prices, lower LIFO valuation reserve charges, and the benefits of gross cost reductions partially offset by reduced shipments and approximately $8 million in higher energy costs, net of benefits from natural gas hedges. Third quarter 2005 results had a LIFO inventory valuation reserve benefit of $3.2 million compared to a $9.2 million charge for the 2004 third quarter.

    -- Results benefited from $21.2 million in gross cost reductions, before the effects of inflation.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based superalloys, and vacuum-melted specialty steels remained strong from the aerospace, biomedical, oil and gas, and power generation markets. Our exotic alloys business continued to benefit from sustained high demand from government, aerospace, and chemical processing markets.

    Third quarter 2005 compared to third quarter 2004

    -- Sales increased 69% to $324.6 million. Shipments increased 20% for titanium alloys and 17% for nickel-based and specialty steel alloys while shipments of exotic alloys were flat. Average selling prices increased 103% for titanium alloys, 29% for nickel-based and specialty steel alloys, but declined 6% for exotic alloys, primarily due to product mix.

    -- Operating profit was $87.9 million, an increase of $66.5 million, as a result of increased shipments for most products, higher selling prices, and the benefits of gross cost reductions. Raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $12.9 million in the third quarter 2005 compared to a $2.1 million benefit in same 2004 period.

    -- Results benefited from $10.0 million of gross cost reductions, before the effects of inflation.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten products was strong from the oil and gas drilling, construction and mining, and aerospace markets. Demand remained strong for our forged products from the Class 8 truck, and construction and mining markets. Demand for our cast products was strong from the transportation and wind energy markets.

    Third quarter 2005 compared to third quarter 2004

    -- Sales improved 35% to $98.1 million due to higher selling prices and increased volume, including shipments from our U.K.-based ATI Garryson Limited cutting tool operations acquired in April 2005.

    -- Operating profit improved to $12.7 million, a $7.5 million increase, due to higher sales volumes, improved pricing, and the benefits of gross cost reductions. Changes in raw material costs and inventory levels resulted in a LIFO inventory valuation reserve charge of $2.4 million in 2005 compared to a $1.4 million charge in 2004.

    -- Results benefited from $2.1 million of cost reductions, before the effects of inflation.

    Retirement Benefit Expense

    -- Retirement benefit expense declined to $19.9 million in the third quarter 2005 compared to $24.8 million in the third quarter 2004, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs and the favorable effect of the Medicare prescription drug legislation.

    -- For the third quarter 2005, retirement benefit expense included in cost of sales was $14.1 million, and in selling and administrative expenses was $5.8 million. For the third quarter 2004, retirement benefit expense included in cost of sales was $17.7 million, and in selling and administrative expenses was $7.1 million.

    -- ATI is not required to make cash contributions to its U.S. defined benefit pension plan for 2005. However in order to improve the plan's funded position, we are considering making a voluntary cash contribution to this defined benefit pension plan of at least $75 million in the 2005 fourth quarter.

    Other Expenses

    -- Corporate expenses for the third quarter 2005 were $13.8 million compared to $7.4 million in the year-ago period. This increase is due primarily to expenses associated with annual and long-term performance-based incentive compensation programs.

    -- Excluding the effects of retirement benefit expense and stock-based compensation expenses, selling and administrative expenses as a percentage of sales was 6.5% in the third quarter 2005 compared to 6.6% in the same 2004 period.

    -- Third quarter 2005 interest expense, net of interest income, increased to $9.9 million from $9.3 million in the year-ago period, primarily related to interest associated with the financing of the June 2004 J&L asset acquisition and higher short-term interest rates.

    Income Taxes

    Third quarter 2005 results include an income tax benefit of $1.3 million, which is principally related to a $4.0 million favorable adjustment to prior years' taxes resulting from settlement of open audit years, partially offset by foreign and state income taxes. No income tax provision or benefit was recognized in 2004. We maintain a valuation allowance for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds net operating tax loss carry-forwards resulting in cash tax payments, or when tax losses, if any, are recoverable as cash refunds, or due to changes in our judgment regarding the realizability of our deferred tax assets. If in a future period, based upon our continuing profitability and other factors, we determine that the deferred income tax asset, or a portion thereof, will be realizable, the existing valuation allowance will be reduced resulting in a non-cash income tax benefit. From that point forward, the Company would recognize current and deferred U.S. Federal income taxes on reported earnings.

    Cash Flow, Working Capital and Debt

    --  Cash on hand was $371.7 million at September 30, 2005.

    -- Cash flow from operations during the 2005 first nine months was $195.6 million as the significant improvement in operating earnings was partially offset by a $220.5 million investment in managed working capital.

    -- The investment in managed working capital resulted from a $70.7 million increase in accounts receivable, which reflects the significantly higher level of sales in the third quarter 2005 compared to the fourth quarter 2004, a $145.7 million increase in inventory mostly as a result of higher raw material costs and increased business volumes, and a $4.1 million decrease in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At September 30, 2005, managed working capital was 30.9% of annualized sales compared to 29.5% of annualized sales at year-end 2004. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Cash used in investing activities was $62.8 million in the 2005 first nine months and consisted primarily of capital expenditures of $41.2 million and $18.3 million for the acquisition of Garryson Limited.

    -- Cash used in financing activities was $11.9 million in the 2005 first nine months and included a decrease in net borrowings of $14.4 million and payment of dividends of $17.4 million, which were partially offset by $19.9 million of proceeds received from the exercise of stock options.

    -- Net debt as a percentage of total capitalization improved to 21.0% at September 30, 2005 from 43.8% at the end of 2004.

    -- There were no borrowings outstanding during 2005 or 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    New Accounting Pronouncement Adopted in 2005

    In the first quarter 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment". Under the revised standard, companies may no longer account for share-based compensation transactions, such as stock options, restricted stock, and potential payments under programs such as our Total Shareholder Return plans, using the intrinsic value method as defined in APB Opinion No. 25. Instead, companies are required to account for such equity transactions using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. However, compensation expense already recognized is not adjusted if market conditions are not met, such as stock options expiring "out-of-the-money". We adopted the new standard using the modified prospective method and, beginning with the first quarter 2005, reflect compensation expense in accordance with the SFAS 123R transition provisions. Under the modified prospective method, the effect of the standard is recognized in the period of adoption and in future periods. Prior periods are not restated to reflect the impact of adopting the new standard at earlier dates.
    Third quarter 2005 compensation expense related to share-based incentive plans was $2.3 million compared to $1.8 million in the third quarter 2004. Third quarter 2005 share-based compensation expense includes $0.7 million related to expensing of stock options.

    Allegheny Technologies will conduct a conference call with investors and analysts on October 26, 2005, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.
    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the commercial aerospace, construction and mining, automotive, electrical energy, chemical process industry and oil and gas, government, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.7 billion in 2004. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty materials solutions. Our major markets are aerospace, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ ------------------
                                  2005     2004      2005      2004
                                 -------  -------  --------  --------

Sales                            $ 861.7  $ 730.6  $2,645.5  $1,954.9
Costs and expenses:
     Cost of sales                 698.8    653.7   2,169.6   1,815.0
     Selling and administrative
      expenses                      64.4     56.8     196.6     168.3
     Curtailment gain, net of
      restructuring costs              -        -         -     (40.4)
                                 -------  -------  --------  --------
Income before interest, other
     expense and income taxes       98.5     20.1     279.3      12.0
Interest expense, net               (9.9)    (9.3)    (30.9)    (25.3)
Other expense, net                  (1.6)    (2.2)     (3.4)     (1.9)
                                 -------  -------  --------  --------
Income (loss) before income tax
 provision (benefit)                87.0      8.6     245.0     (15.2)
Income tax provision (benefit)      (1.3)       -       4.0         -
                                 -------  -------  --------  --------

Net income (loss)                $  88.3  $   8.6  $  241.0  $  (15.2)
                                 =======  =======  ========  ========


Basic net income (loss) per
 common share                    $  0.91  $  0.10  $   2.51  $  (0.18)
                                 =======  =======  ========  ========


Diluted net income (loss) per
 common share                    $  0.87  $  0.09  $   2.40  $  (0.18)
                                 =======  =======  ========  ========


Weighted average common shares
     outstanding -- basic
      (millions)                    96.5     89.9      95.9      83.7

Weighted average common shares
     outstanding -- diluted
      (millions)                   101.4     94.1     100.5      83.7

Actual common shares
     outstanding -- end of
      period (millions)             97.6     95.5      97.6      95.5



Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ -------------------
                                  2005     2004      2005      2004
                                 -------  -------  --------  --------
Sales:
Flat-Rolled Products             $ 439.0  $ 465.5  $1,465.7  $1,174.3
High Performance Metals            324.6    192.5     888.9     563.7
Engineered Products                 98.1     72.6     290.9     216.9
                                 -------  -------  --------  --------

Total External Sales             $ 861.7  $ 730.6  $2,645.5  $1,954.9
                                 =======  =======  ========  ========

Operating Profit:

Flat-Rolled Products             $  33.4  $  26.7  $  126.0  $   35.7
% of Sales                           7.6%     5.7%      8.6%      3.0%

High Performance Metals             87.9     21.4     228.0      41.8
% of Sales                          27.1%    11.1%     25.6%      7.4%

Engineered Products                 12.7      5.2      35.7      14.5
% of Sales                          12.9%     7.2%     12.3%      6.7%
                                 -------  -------  --------  --------

    Operating Profit               134.0     53.3     389.7      92.0
% of Sales                          15.6%     7.3%     14.7%      4.7%

Corporate expenses                 (13.8)    (7.4)    (35.7)    (21.9)

Interest expense, net               (9.9)    (9.3)    (30.9)    (25.3)
                                 -------  -------  --------  --------

Subtotal                           110.3     36.6     323.1      44.8

Curtailment gain, net of
    restructuring costs                -        -         -      40.4

Other expenses, net of gains
    on asset sales                  (3.4)    (3.2)    (18.0)     (5.6)

Retirement benefit expense         (19.9)   (24.8)    (60.1)    (94.8)
                                 -------  -------  --------  --------

Income (loss) before
    income taxes                 $  87.0  $   8.6  $  245.0  $  (15.2)
                                  =======  =======  ========  ========



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                          September 30,  December 31,
                                               2005           2004
                                          -------------  ------------
ASSETS

Current Assets:
Cash and cash equivalents                  $      371.7   $     250.8
Accounts receivable, net of allowances for
 doubtful accounts of $8.7 and $8.4 at
 September 30, 2005 and December 31, 2004,
 respectively                                     431.7         357.9
Inventories, net                                  609.4         513.0
Prepaid expenses and other current assets          74.1          38.5
                                           ------------   -----------
   Total current assets                         1,486.9       1,160.2

Property, plant and equipment, net                705.3         718.3
Cost in excess of net assets acquired             202.8         205.3
Deferred pension asset                            122.3         122.3
Deferred income taxes                              59.3          53.0
Other assets                                       76.5          56.6
                                           ------------   -----------

Total Assets                               $    2,653.1   $   2,315.7
                                           ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                           $      270.8   $     271.2
Accrued liabilities                               219.9         192.2
Short-term debt and current portion of
 long-term debt                                    21.2          29.4
                                           ------------   -----------
   Total current liabilities                      511.9         492.8

Long-term debt                                    546.7         553.3
Accrued postretirement benefits                   466.7         472.7
Pension liabilities                               284.3         240.9
Other long-term liabilities                       111.7         130.1
                                           ------------   -----------
Total liabilities                               1,921.3       1,889.8
                                           ------------   -----------

Total stockholders' equity                        731.8         425.9
                                           ------------   -----------

Total Liabilities and Stockholders' Equity $    2,653.1   $   2,315.7
                                           ============   ===========



Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                     Nine Months Ended
                                                       September 30
                                                     -----------------
                                                       2005     2004
                                                     -------  --------

Operating Activities:

   Net income (loss)                                 $ 241.0  $ (15.2)

   Non-cash curtailment gain and restructuring
     charges, net                                          -    (45.6)
   Depreciation and amortization                        55.7     56.4
   Change in pension assets/liabilities                 43.4     51.9
   Pension contribution                                    -    (50.0)
   Change in managed working capital                  (220.5)  (147.7)
   Accrued liabilities and other                        76.0    158.7
                                                     -------  -------
Cash provided by operating activities                  195.6      8.5
                                                     -------  -------
Investing Activities:
   Purchases of property, plant and equipment          (41.2)   (39.5)
   Acquisition of business                             (18.3)    (7.5)
   Asset disposals and other                            (3.3)     0.5
                                                     -------  -------
Cash used in investing activities                      (62.8)   (46.5)
                                                     -------  -------
Financing Activities:
   Exercises of stock options                           19.9      5.1
   Dividends paid                                      (17.4)    (9.7)
   Net decrease in debt                                (14.4)    (5.6)
   Issuance of Common Stock                                -    229.7
   Interest rate swap termination                          -      1.5
                                                     -------  -------
Cash provided by (used in) financing activities        (11.9)   221.0
                                                     -------  -------
Increase in cash and cash equivalents                  120.9    183.0
Cash and cash equivalents at beginning of period       250.8     79.6
                                                     -------  -------
Cash and cash equivalents at end of period           $ 371.7  $ 262.6
                                                     =======  =======



Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Volume:
  Flat-Rolled Products
   (finished tons)
    High value                   36,256    40,997   117,375   119,888
    Commodity                    90,940   129,184   330,726   309,038
                               --------  --------  --------  --------
  Flat-Rolled Products total
   tons                         127,196   170,181   448,101   428,926

  High Performance Metals
   (000's lbs.)
    Nickel-based and specialty
     steel alloys                 9,621     8,227    29,836    25,815
    Titanium mill products        6,169     5,130    18,610    15,809
    Exotic alloys                   908       912     3,090     3,179

Average Prices:
  Flat-Rolled Products  (per
   finished ton)
    High value                 $  6,105  $  4,369  $  5,696  $  4,234
    Commodity                  $  2,360  $  2,198  $  2,382  $  2,141
  Flat-Rolled Products
   combined average            $  3,427  $  2,721  $  3,250  $  2,726

  High Performance Metals
   (per lb.)
    Nickel-based and specialty
     steel alloys              $  11.71  $   9.09  $  10.91  $   8.30
    Titanium mill products     $  25.49  $  12.53  $  21.20  $  11.70
    Exotic alloys              $  43.49  $  46.12  $  40.70  $  40.86



Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                           September 30, December 31,
                                                2005          2004
                                           ------------  ------------

Accounts receivable                         $     431.7   $     357.9
Inventory                                         609.4         513.0
Accounts payable                                 (270.8)       (271.2)
                                           ------------  ------------
Subtotal                                          770.3         599.7

Allowance for doubtful accounts                     8.7           8.4
LIFO reserve                                      268.1         223.9
Corporate and other                                33.6          20.6
                                           ------------  ------------
Managed working capital                     $   1,080.7   $     852.6
                                           ============  ============

Annualized prior 2 months sales             $   3,502.8   $   2,887.0
                                           ============  ============

Managed working capital as a
  % of annualized sales                            30.9%         29.5%

September 30, 2005 change in managed
  working capital                           $     228.1
Acquisition of managed working capital             (7.6)
                                           ------------
Net change in managed working capital       $     220.5
                                           ============

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.



Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                           September 30,  December 31,
                                                2005          2004
                                           -------------  -----------

Total debt                                  $      566.4   $    582.7
Less: Cash                                        (371.7)      (250.8)
                                           -------------  -----------
Net debt                                    $      194.7   $    331.9

Net debt                                    $      194.7   $    331.9
Stockholders' equity                               731.8        425.9
                                           -------------  -----------
Total capital                               $      926.5   $    757.8

Net debt to capital ratio                           21.0%        43.8%
                                           =============  ===========


In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004